Exhibit 99.1

Dated: September 2, 2009

FOR IMMEDIATE DISTRIBUTION

CONTACT: Joseph D. Borgerding

President and Chief Executive Officer

434-292-8100 or joe.borgerding@cbtva.com

Citizens Bancorp of Virginia, Inc.

Announces the Election of New Director

Citizens Bancorp of Virginia, Inc. and its subsidiary, Citizens Bank and Trust Company, are pleased to announce the election of its newest Director, Charles “Charlie” F. Parker, Jr.

Mr. Parker is the President of Parker Oil Company located in South Hill, Virginia. Parker Oil Company, founded in 1935, is a diversified company that serves businesses and residences in southern Virginia and northeastern North Carolina with a range of energy-related products and services through thirteen branch offices and a wholesale terminal on the Colonial pipeline. The Company delivers oil, propane and other petroleum products, including green and renewable biodiesel.

Charlie Parker graduated from Bucknell University located in Lewisburg, Pennsylvania in 1990 with a Bachelor of Science Degree in Mechanical Engineering and received his Master of Science in Mechanical Engineering from Bucknell University in 1992. Mr. Parker was previously Vice President of Operations at Parker Oil Company and a Manufacturing Engineer for Quay Corporation in Eatontown, New Jersey.

Mr. Parker resides on Kerr Lake in Mecklenburg County, Virginia, with his wife and two children.

The Board of Directors of Citizens Bancorp of Virginia, Inc. nominated Charles F. Parker, Jr. after careful consideration of Mr. Parker’s qualifications in meeting the requirements set forth in the Company’s Corporate Governance and Nominating Committee Charter. The Board of Directors also determined that Mr. Parker’s community involvement and business affiliations would serve to enhance the Bank’s representation in the expanding South Hill market.

Citizens Bank and Trust Company was founded in 1873 and is the second oldest independent bank in Virginia. The bank has eleven offices in the Counties of Amelia, Chesterfield, Mecklenburg, Nottoway and Prince Edward, along with one branch in the city of Colonial Heights and one in the Town of South Hill, Virginia. Citizens Bancorp of Virginia, Inc. is a single bank holding company headquartered in Blackstone, Virginia and the Company’s stock trades on the OTC Bulletin Board under the symbol “CZBT”. Additional information on the Company is also available at its web site: www.cbtva.com.